Rider to
                          CUSTODIAL SERVICES AGREEMENT
                                (the "Agreement")
                           dated June 30, 1996 between
                           Citibank, N.A. as Custodian
                    and AAL VARIABLE PRODUCT SERIES FUND INC.

The parties to the Agreement agree, effective as of March 1, 1998, to the modification and/or amendments to the Agreement as follows:

1. The Preamble to the Agreement is hereby amended by deleting in the fourth line thereof the phrase "State of Delaware" and inserting in lieu thereof the phrase "State of Maryland". The foregoing shall be effective as of June 30, 1996.

2. Section 4( c ) of the Agreement is hereby amended by adding in the first line thereof before the term "Clearance Systems" the phrase "Foreign Custodian (as defined below)".

3. Section 4( c ) of the Agreement is hereby further amended by adding in the fourth line thereof before the term "Clearance Systems" the following:

         "Foreign Custodians' shall mean the Bank's branches, or other Eligible Foreign Custodian as set forth in Section 6A(A) hereof;"

4.   Sections  5(B), 5(C ), 5(F)(ii) and 5(G) are hereby amended by in each such section inserting after the phrase "Sections 6 or 7" the term "or 6A".

5. Sections 5(D) (ii) and 5(D)(vi)(1)(b) are hereby amended by in each section deleting the phrase "Section 6 hereof" and replacing it with the phrase "Sections 6 or 6A hereof."

6. Section 5(D) is hereby further amended by adding the following to the end thereof:
         "The Fund authorizes the Bank from time to time to cause its branch located in London, England ("Citibank London") to establish a multicurrency cash account reflecting cash received by any Foreign Custodian on the Fund's behalf. Citibank London will maintain such cash account in accordance with the requirements of Section 6A hereof applicable to an entity.

7. The Custody Agreement is further amended by adding the following new Section immediately following Section 6:

"6A.  AUTHORIZED USE OF FOREIGN CUSTODIANS

(A) Authorization
In carrying out its duties with respect to non-U.S. Securities and foreign currencies (foreign investments") the Bank shall place and maintain the Fund's foreign investments with, and use the services of, (I) any branch of the Bank or
(ii) any other person that is an Eligible Foreign Custodian as defined in Rule 17f-5(a)(1) under the Investment Company Act of 1940 (the "1940 Act") selected by the Bank as provided in Section 6A (collectively a "Foreign Custodian"). The services of Foreign Custodians shall only be available in the locations listed on Appendix A, as the same may be amended from time to time.

(B) Foreign Custody Manager

(i) The Fund's Board of Directors (hereinafter "Board") hereby delegates to the Bank, and the Bank hereby accepts the delegation to it, of the obligation to serve as the Fund's "Foreign Custody Manager" (as that term is defined in Rule 17f-5(a)(2), as amended from time to time, under the 1940 Act).

(ii)      As Foreign Custody Manager, the Bank shall:

         1) select Eligible Foreign Custodians as defined in Rule 17f-5(a)(1) under the 1940 Act, to serve as Foreign Custodians and place and maintain the Fund's foreign investments with such Foreign Custodians;

         2) in selecting a Foreign Custodian, first determine that foreign investments placed and maintained in the safekeeping of each Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments, including, without limitation, those factors set forth in Rule 17f-5(c)
         (1)(i)-(iv) under the 1940 Act;

         3) enter into written agreements with each Eligible Foreign Custodian selected by the Bank hereunder;

         4) determine that the written contract with each Eligible Foreign Custodian (or, in the case of an Eligible Foreign Custodian that is a securities depository or clearing agency such contract [which may be between the Bank and the securities depository or clearing agency or between an Eligible Foreign Custodian selected by the Bank and the securities depository or clearing agency], the rules or established practices or procedures of the depository, or any combination of the foregoing) requires that the Eligible Foreign Custodian will provide reasonable care for the foreign investments, based on the standards applicable to custodians in the relevant market, and that all such contacts, rules, practices and procedures satisfy the requirements of Rule 17f-5(c )(2) under the 1940 Act;

         5) provide written reports (x) notifying the Board of the placement of foreign investments with each Eligible Foreign Custodian, such reports to be provided at such time as they deem reasonable and appropriate, but not less than quarterly, and (y) promptly notifying the Board of the occurrence of any material change in the arrangements with an Eligible Foreign Custodian;

         6) monitor the continued appropriateness of (x) maintaining the foreign investments with Eligible Foreign Custodian selected hereunder and (y) the governing contractual arrangements; it being understood, however, that in the event the Bank shall determine that any Eligible Foreign Custodian would no longer afford the foreign investments reasonable care as required of Eligible Foreign Custodians by Rule 17f-5, the Bank shall promptly so advise the Fund and shall then act in accordance with the Instructions of the Fund with respect to the disposition of the affected foreign investments; and

         7) exercise such reasonable care, prudence and diligence in serving as the Foreign Custody Manager as a person having responsibility for the safekeeping of the Fund's assets would exercise.

(iii) Nothing in this paragraph shall relieve the Bank of any responsibility otherwise provided in this Agreement for loss or damage suffered by the Fund from an act of negligence or willful misconduct on the part of the Bank, or any of its agents or any Foreign Custodian as provided in Section 4 of this Agreement.

(iv) Nothing in this Agreement shall require the Bank to make any selection on behalf of the Fund that would entail consideration of any factor reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country's financial infrastructure and prevailing settlement practices. The Bank agrees to provide to the Fund such information relating to such risk as the Fund shall reasonably request from time to time and such other information as the Bank generally makes available to customers with regard to such countries and risk.

         (C )  Compulsory Depositories

(i) Notwithstanding the provisions of Section 6A(B) above, the Bank shall not serve as Foreign Custody Manager in respect of any Compulsory Depository, as defined below. The Bank, through its branches or an Eligible Foreign Custodian shall be entitled to deposit and maintain the foreign investments in Compulsory Depositories as the Bank deems prudent and appropriate, unless otherwise instructed by the Fund or its delegate.

(ii) Prior to depositing the foreign investments in any Compulsory Depository, the Bank shall notify the Fund that such Depository will be used and provide the Fund, in respect of such Depository, with current information of the type the Bank provided to the Fund in the Bank's booklets entitled, "SEC Rule 17f-5 Package". The Bank, upon request, shall make its representatives available to consult, in good faith, with such of the Fund's delegates as the Fund shall designate regarding the advisability of depositing the Fund's foreign investments with any Compulsory Depository.

(iii) The Bank shall provide the Fund with reports regarding Compulsory Depositories as provided in Section 6A(B)(5) above, and shall provide the Fund with such other information with regard to any Compulsory Depository as the Fund shall reasonably request.

(iv) A "Compulsory Depository" shall mean a non-U.S. securities depository or clearing agency the use of which is mandatory (x) by law or regulation (y) because securities cannot be withdrawn from the depository or clearing agency or
(z) because maintaining securities outside the securities depository or cleaning agency is not consistent with prevailing local custodial practices.




(D)  Segregation and Identification of Assets

The Bank will deposit Property of the Fund with a Foreign Custodian or non-U.S. depository or clearing agency only in an account which holds exclusively the assets of customers of the Bank. In the event that the Bank authorizes a Foreign Custodian to hold any foreign investments placed in its care in a non-U.S.
depository or clearing agency, the Bank will direct such Foreign Custodian to identify on its books such foreign investments as being held for the account of the Bank as custodian for its customers.

(E) Instructions to Foreign Custodians

Any Property in a Custody Account deposited by the Bank with a Foreign Custodian or non-U.S. depository or clearing agency shall be subject only to the instructions of the Bank or its agents; and any foreign investments held in a in a non-U.S. depository or clearing agency for the account of a Foreign Custodian shall be subject only to the instructions of such Foreign Custodian as subcustodian for the Bank.

(F) Procedures of Foreign Custodians

In utilizing any Foreign Custodian, the Bank warrants that the established procedures to be followed by each such Foreign Custodian holding Property pursuant to this Agreement address relevant control issues for such Property and provide internal controls and procedures that are adequate to provide reasonable protection of the Property. In addition to, and not in amplification of, the provisions of Section 4 and the last sentence of Section 6A(C ) of this Agreement, in utilizing any non-U.S. depository or clearing agency, the Bank complies with the guidelines of OCR Banking Circular BC - 235 with respect to such non-U.S. depository or clearing agency and has in place and utilizes its own internal controls and procedures to assess whether the non-U.S. depository or clearing agency is appropriately safekeeping the Property.

(G) Applicable Laws

Upon transfer of any Property to a Foreign Custodian or Clearance System, such Property shall be subject to the applicable laws, regulations, restrictions, customs, procedures and market practices ("Laws") to which the Foreign Custodian or Clearance System is subject and as exist in the country to which the Property is transferred and held. In the event that the Laws change in a way that would prevent or limit the performance of duties and obligations by a Foreign Custodian or Clearance System, such duties and obligations shall be superseded, provided that the Bank shall use its best efforts to provide prior notice thereof to the Fund and to follow its instructions in connection therewith. Neither the Bank nor its parent or any other of its branches, subsidiaries or affiliates shall be liable therefor or for any damages in any way resulting from the prevented or limited performance, except to the extent such damages arise in connection with the negligence, willful misconduct or bad faith of the Bank, its parent, or any other of its branches, subsidiaries or affiliates. The Fund acknowledges that, as is normally the case with respect to deposits outside the United States, deposits with Citibank London, and any other entity authorized to hold Property outside the United States pursuant to this Custody Agreement, are not insured by the Federal Deposit Insurance Corporation.



8. Section 7 of the Agreement is hereby amended by adding to the end thereof the phrase "and Foreign Custodians".

All other terms of the Agreement shall remain the same.


CITIBANK, N.A.                         AAL VARIABLE PRODUCT SERIES FUND INC.

By:__________________________          By: ________________________________

Name:________________________          Name: ______________________________

Title: _________________________       Title: _______________________________

Attest: ________________________       Attest: ______________________________

Date: __________________________       Date:  _______________________________